                            AGREEMENT
                           by and among
                            EBUX, INC.
                     a Florida corporation

                               and

                       3838421 Canada Inc.

                 Effective as of February 22, 2001

                            AGREEMENT

      THIS AGREEMENT (this "Agreement") is made and entered into this 22nd day of February, 2001, by and among EBUX, INC., a Florida corporation ("EBUX"), and 3838421 Canada Inc.
("3838421").

                            Premises

      A. 3838421 owns a license giving it exclusive rights to certain property as set forth on Schedule A attached hereto (the
"Property").

      B. 3838421 desires to sell, transfer and assign and EBUX desires to acquire the Property, the whole in accordance with the terms and the conditions of this Agreement.

                            Agreement

      NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

                            ARTICLE I
      REPRESENTATIONS, COVENANTS AND WARRANTIES OF 3838421 AND
                        STEPHANE CHOUINARD

      As an inducement to and to obtain the reliance of EBUX, 3838421 and Stephane Chouinard jointly and severally make the representations and warranties set forth on Schedule B attached hereto.

                           ARTICLE II
    REPRESENTATIONS, COVENANTS AND WARRANTIES OF EBUX AND
                        DAVID R. MILLER

      As an inducement to, and to obtain the reliance of 3838421, EBUX and David R. Miller jointly and severally make the representations and warranties set forth on Schedule C attached hereto.

                          ARTICLE III
                        SALE OF PROPERTY

      Section 3.1 Sale, Transfer and Assignment. 3838421 hereby sells, transfers and assigns all of its rights, title and interest in and to the Property to EBUX according to the terms and the conditions set forth in this Agreement.

      Section 3.2 Consideration. The purchase price for the Property is U.S. $1,000,000 plus the aggregate of the Additional Amounts (as defined hereinbelow). EBUX hereby agrees to tender and shall pay over to 3838421 the sum of U.S. $1,000,000 in accordance with the modalities set forth herein. EBUX shall also pay to 3838421 the following:

      (a) EBUX shall pay 3838421 within thirty (30) days of the end of each calendar quarter during the term hereof (including the last day of any such calendar quarter following the termination hereof) (i) an amount equal to twenty percent (20%) of EBUX's revenue before taxes, and (ii) an amount equal to ten percent (10%) of EBUX's financing receipts with respect to such calendar quarter ("Additional Amounts"). The ten percent (10%) referred to in (ii) hereinabove shall not apply to the U.S. $2,000,000 offering discussed in Section 3.4 herein below.

      (b) All payments hereunder shall be made in lawful currency of the United States of America. Payments shall be wired to an account designated by 3838421 from time to time by notice to EBUX.

      (c) All payments to be made by EBUX hereunder shall be made in full as and when due, free and clear of and without any deduction of or withholding for or on account of any present or future taxes, governmental charges, or assessments. If EBUX shall be required by law to make any such deduction or withholding from any payment to 3838421 hereunder then EBUX shall pay to 3838421 such additional amounts as may be necessary in order that every net payment hereunder, after withholding or deduction on or account of any such tax, governmental charge, or assessment, will not be less than the amount provided for in Section 3.2(a); provided that the foregoing obligation shall not apply to any tax, governmental charge, or assessment that would not have been imposed but for 3838421's failure to comply with certification, information, or other reporting requirements concerning its nationality, residence, identity, or connection with Canada if such compliance is required as a precondition to relief or exemption from such tax, governmental charge, or assessment. Any default of payment under this section shall entitle 3838421 to rescind the sale of the Property, in which case all Property sold hereunder shall be returned forthwith to 3838421 with 3838421 retaining all payments then received from EBUX.

      Section 3.3 Reports

      (a) Within thirty (30) days after the last day of the first three calendar quarters during each calendar year (including the calendar quarter following the termination of this Agreement) EBUX shall furnish to 3838421 an unaudited consolidated balance sheet and income statement of EBUX and its Subsidiaries as at the end of, and for, such calendar quarter, such financial statements to set forth sufficient detail to substantiate the computation of the Additional Amounts payable under Section 3.2(a) for such quarter.

      (b) Within ninety (90) days after the last day of each calendar year during the term hereof (including the calendar year following the termination hereof) 3838421 shall:

             (i) furnish to 3838421 the audited consolidated balance sheet and income statement of the EBUX and its subsidiaries as at the end of, and for such calendar year, such financial statements to set forth sufficient details to substantiate the computation of the Additional Amounts payable under Section 3.2(a) for such year, and

             (ii) pay to 3838421 any additional amounts payable
                  under Section 3.2(a) as such audited financial statements may show to be due with respect to such calendar year. Any reduction in amounts due 3838421 shown by such audited financial statements shall, subject to acceptance of such audited financial statements by 3838421 (which acceptance shall not be unreasonably withheld), be subtracted from the next succeeding payments due 3838421 hereunder unless this Agreement shall have terminated on or before the end of such calendar year, in which case 3838421 shall repay such amount to EBUX within sixty (60) days of its receipt of such audited financial statements.

      (c) Upon the request of 3838421, EBUX shall permit an independent certified public accountant selected by 3838421 to have access once in each calendar year, during the term hereof and for one (1) year thereafter, during regular business hours and upon reasonable notice to EBUX, to such of the records of EBUX as may be necessary to verify the accuracy of the payments and reports theretofore made by EBUX to 3838421 hereunder. Such examination shall be at 3838421's expense unless it shall reveal a discrepancy from the amounts previously reported by EBUX in EBUX's favour by five percent (5%) or more, in which case all costs of such examination shall be borne by EBUX and shall be paid by EBUX to 3838421 promptly upon written demand therefor.

      Section 3.4 Subsequent Events. As further consideration the applicable party or parties shall use their best efforts to see that the following events take place:

      (a)   [Intentionally Omitted].

      (b) EBUX shall undertake to raise no less than U.S. $2,000,000, U.S. $1,000,000 of which to be available to EBUX as operating capital and U.S. $1,000,000 pursuant to Section 3.2 above. The initial U.S. $1,000,000 shall be raised within 60 days of the date hereof and shall be divided equally between 3838421 and EBUX. The second U.S. $1,000,000 shall be raised within 30 days thereafter and shall be divided equally between 3838421 and EBUX.

      (c) EBUX shall name (i) Stephane Chouinard; (ii) Shaun Sidwall; (iii) Jonathan Levinson; (iv) John Hobart; and
           (v) Matthew Earley to serve as directors and officers of EBUX, pursuant to executive employment contracts providing for compensation in salary and warrants to purchase between them 6,700,000 EBUX voting shares at market price as at the close of business on February 9, 2001, and shall immediately commence the necessary work to register the said warrants with the Securities and Exchange Commission; David R. Miller shall resign from the Board of Directors at such time as any of the above-named persons are appointed to the Board.

      (d) EBUX shall exclusively engage the services of 3838421 to continuously develop and improve the Property pursuant to a service contract to be entered into at a base price of U.S. $75,000 per month for the first year, payable in accordance with a schedule to be determined and initialled by the parties within thirty (30) days following signature hereof.

      (e) EBUX shall at all times use its best efforts to work actively to exploit the Property sold pursuant to this Agreement and to promote the sale and use of the Gnotella Client Software to the best of its abilities. EBUX further agrees to use its best efforts at all times in obtaining any regulatory approvals that may be required to market the Gnotella Client Software. EBUX shall not during the term hereof, directly or indirectly, sell, develop or perform any research or development (or finance any research or development) with respect to any product that would compete with the Gnotella Client Software.

                            ARTICLE IV
                        SPECIAL COVENANTS

      Section 4.1 Third Party Consents. 3838421 and EBUX agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

      Section 4.2  Indemnification.

          (a)3838421 and Stephane Chouinard hereby agree to indemnify EBUX and each of the officers, agents and directors of EBUX as of the date of execution of this Agreement against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy or misrepresentation made by 3838421 in this Agreement. The indemnification provided for in this paragraph shall survive the consummation of the transactions contemplated hereby and termination of this Agreement for a period of 18 months.

          (b) EBUX and David R. Miller hereby agree to indemnify 3838421 and each of the officers, agents, directors and current shareholders of 3838421 as of the date hereof against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement and particularly the representation regarding no liabilities. The indemnification provided for in this paragraph shall survive the consummation of the transactions contemplated hereby and termination of this Agreement for a period of 18 months.

          (c) EBUX hereby further agrees to indemnify 3838421 and each of the officers, agents, directors and shareholders of 3838421 against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or during the term of EBUX's use and/or commercialisation of the Property. The indemnification provided for in this paragraph shall survive the consummation of the transactions contemplated hereby and termination of this Agreement.


                            ARTICLE V
                       INVESTMENT IN EBUX

      Section 5.1 The parties acknowledge that the commercial success of 3838421 and EBUX is in each of their respective best interests.
The parties further acknowledge that certain shareholders of 3838421 and affiliated corporations (the "Designated
Shareholders"), as well as 3838421, are interested in participating in EBUX by acquiring shares of its capital stock, and that EBUX will benefit from such investment. To facilitate the investment by 3838421 in EBUX, EBUX has granted to 3838421 warrants to purchase 13,300,000 EBUX voting shares at market price as at the close of business on February 9, 2001, and shall immediately commence the necessary work to register the said warrants with the Securities and Exchange Commission. To facilitate the participation in EBUX by the Designated
Shareholders, the Designated Shareholders shall be given the opportunity to exchange their shares of 3838421 (or such affiliated corporations, as the case may be) for shares of EBUX on a 1:1 basis (up to a maximum of 1,000,000 shares), and EBUX shall obtain registration of a sufficient number of EBUX shares, not to exceed 1,000,000 shares, as are necessary to effect such a 1:1 share exchange. The parties hereby agree that such exchange shall be structured in such a manner as to minimise taxes payable by 3838421 and the Designated Shareholders in respect of such exchange.

                           ARTICLE VI
                         MISCELLANEOUS

      Section 6.1 Brokers and Finders. Each party hereto hereby represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement. The parties each agree to indemnify the other against any claim by any third person for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

      Section 6.2 Law, Forum and Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of Quebec and Canada.

      Section 6.3 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

               If to 3838421:           3838421 Canada Inc.
                                        attn: Stephane Chouinard
                                        C/o P.S. Martin
                                        McCarthy T,trault
                                        1170 Peel Street, 5th Floor
                                        Montreal QC  H3V 4S8

               If to EBUX:              EBUX, Inc.
                                        Attn:  President
                                        8 Gaucho Drive
                                        Rolling Hills Estate, CA  90274

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

      Section 6.4 Attorneys' Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

      Section 6.5 Third Party Beneficiaries. This contract is solely among 3838421 and EBUX and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

      Section 6.6 Entire Agreement This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone, along with its annexes and schedules fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations or warranties, written or oral, except as set forth herein and in annex or schedule hereto. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

      Section 6.7 Survival; Termination. Except as otherwise provided herein, the representations, warranties and covenants of the respective parties shall survive the execution of this Agreement and the consummation of the transactions herein contemplated.

      Section 6.8 Counterparts Facsimile Execution. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.
At the request of any party, a facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier machine as a defense to the enforcement of the Agreement or any amendment or other document executed in compliance with this Section.

      Section 6.9 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

      Section 6.10 Incorporation of Recitals. All of the recitals hereof are incorporated by this reference and are made a part hereof as though set forth at length herein.

      Section 6.11 Expenses. Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation therefore.

      Section 6.12 Headings; Context. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

      Section 6.13 Benefit. This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.

      Section 6.14 Public Announcements. Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto.

      Section 6.15 Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

      Section 6.16 No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof

      Section 6.17 Execution Knowing and Voluntary. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprised by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; and (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

      Section 6.18 Shareholder Meeting following Closing. In addition to the obligations contained herein, as soon as practicable after the signing of this Agreement, all parties to this Agreement shall cooperate to cause a meeting of the shareholders of EBUX to be held at which the EBUX shareholders shall adopt and approve amendments to the EBUX Articles of Incorporation changing the business plan to focus on the commercialization of the Property and of peer-to-peer technologies generally, and its name and ticker symbol shall be changed appropriately.

      Section 6.19 Best Efforts. The parties shall contribute their best efforts to the promotion of the ventures and achievement of the goals described in this Agreement.

      Section 6.20 Further Assurances. The parties shall do all things and execute all instruments as necessary to give full force and effect to the transactions contemplated in this Agreement.

      Section 5.21 Future Developments. Any and all future developments or enhancements of the Property made by EBUX shall attach to the Property and shall belong to 3838421 in the event the Property is ever returned to 3838421 for any reason.

      Section 5.22   English.  The parties request that this
Agreement be drawn up in English only. Les parties exigent par la pr,sente que cette convention soit r,dig,e en anglais seulement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

EBUX, INC., a Florida corporation      3838421 Canada Inc.


By:/s/ David R. Miller                    By: /s/ Stephane Chouinard
   -------------------------------        ------------------------
   David R. Miller                        Stephane Chouinard
   Its:  President                        Its:  President



The undersigned, David R. Miller, intervenes personally herein to guarantee the veracity of each and every representation and warranty of EBUX, Inc. as set forth in Schedule C, and undertakes each and every obligation ascribed to him in Article 2, Article 3, section 3.4(c) and Article 4, section 4.2(b) hereof.

/s/ David R. Miller
-----------------------------
David R. Miller




The undersigned, Stephane Chouinard, intervenes personally herein to guarantee the veracity of each and every representation and warranty of 3838421 Canada Inc. in Schedule B, and undertakes each and every obligation ascribed to him in Article 1, and
Article 4, section 4.2(a) hereof.

/s/ Stephane Chouinard
------------------------------
Stephane Chouinard

                            SCHEDULE A
                          The "Property"


1. For the purpose of this Agreement, the Property is comprised of the following two rights, which 3838421 sells, transfers and assigns to EBUX, subject to the terms of the Agreement:

a. 3838421's exclusive worldwide right to use and commercialise the client software known as Gnotella Client, used as an interface for peer-to-peer file transfer over the Gnutella Net network, available, as at the execution date of this agreement, for download in object code format as freeware at the Internet location with the URL gnotella.nerdherd.net or any successor URL (the "Software"), as well as the documentation relating to the Software, typically made available to end users thereof (the "Documentation").

b. 3838421's exclusive worldwide right to display and use the unregistered word mark "GNOTELLA" (the "Trade-mark"), solely in connection with the sale, advertisement, service and promotion of the Software and Documentation (the "Trade-mark License").


2. The Trade-mark License is subject to the following restrictions:

a. EBUX acknowledges that the Trade-mark and the whole of the goodwill associated therewith, whether now existing or arising in the future, is the sole and exclusive property of 3838421. EBUX further acknowledges its obligation to avoid any loss of distinctiveness in the Trade-mark. THIS TRADE-MARK LICENSE IS SUBJECT TO TERMINATION AT 3838421'S ENTIRE DISCRETION, EFFECTIVE IMMEDIATELY UPON WRITTEN NOTICE.

b. All representations of the Trade-mark that EBUX intends to use shall be exact copies of those used by 3838421 or shall first be submitted to 3838421 for approval of design, color and other details, which shall not be unreasonably withheld or delayed. To ensure trade-mark quality, EBUX shall fully comply with all written guidelines provided by 3838421 concerning the use of the Trade-marks. EBUX agrees to change or correct any material or activity that 3838421 determines to be inaccurate, objectionable, misleading or a misuse of the Trade-marks.

c. 3838421 reserves the right, from time to time, to inspect, upon reasonable prior written notice, EBUX's place of business and/or marketing materials to ensure that EBUX's use of the Trade-mark is consistent with 3838421's then current trade-mark use guidelines and that the nature, standard and quality of the Software are satisfactory to 3838421.

d. EBUX shall from time execute all such documents and do all such acts as may be required by 3838421 to give effect to the intent of the Agreement including all such documents and acts as may be required to obtain and maintain registration of the Trade-mark.

e. Upon expiration or termination of this Agreement or upon termination of this trade-mark license pursuant to this
     Section 2 of Schedule A, EBUX shall cease all display, advertising and use of the Trade-mark and shall not thereafter use, advertise or display trade-mark, trade name or logo that is, or any part of which is, confusingly similar to the Trade-mark.


3. Notwithstanding any other provision of the Agreement, no ownership rights in and to the Software and Documentation pass to EBUX. EBUX does not acquire any right to the Software and Documentation, except the right to use and commercialise same strictly in accordance with the provisions of the Agreement. The Licensee does not acquire any interest or rights in or to the ideas, concepts, know-how and techniques included in the Software and Documentation except the right to use and commercialise the Software and Documentation strictly in accordance with the provisions of the Agreement.

                           SCHEDULE B

Organization. 3838421 is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own the Property. The execution and delivery of this Agreement do not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of 3838421's articles of incorporation or bylaws. 3838421 has full power, authority and legal right and has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement.

Title and Related Matters. 3838421 has good and marketable title to and is the sole and exclusive owner of the Property. No third party has any right to any product, technology, data, trade secrets, know-how, proprietary techniques or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on 3838421's rights to sell, transfer or assign the Property pursuant to this Agreement.

Litigation and Proceedings. To the best of 3838421's knowledge and belief, there are no actions, suits, proceedings or investigations pending or threatened by or against 3838421, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the assets of 3838421. 3838421 does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which 3838421 is a party or to which any of its properties or operations are subject.

Approval of Agreement The board of directors and shareholders of 3838421 have to the extent necessary authorized the execution and delivery of this Agreement by 3838421 and have approved the transactions contemplated hereby.

Limited Warranty 3838421 does not offer any warranty with respect to the Property other than as set forth in this Schedule B. Without limiting the generality of the foregoing, 3838421 makes no warranty, either express or implied, in respect of the Property, including merchantability, quality, durability or fitness for a particular purpose. EBUX does not warrant that the functions contained in the Property will satisfy all the needs of EBUX or that the operation of the Software will always be error-free or uninterrupted or that all programming errors in the Software may be detected or corrected.

                           SCHEDULE C

Organization. EBUX is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it are now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the documents heretofore provided to 3838421 by EBUX are complete and correct copies of the articles of incorporation and bylaws of EBUX as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of EBUX's articles of incorporation or bylaws.
EBUX has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement. EBUX has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to consummate the transactions herein contemplated.

Capitalization. The authorized capitalization of EBUX consists of 50,000,000 shares of common stock, par value $0.001 per share.
As of the date hereof there are 8,500,000 common shares of EBUX issued and outstanding.

Subsidiaries. EBUX owns 309 out of 310 shares of NetworthEurope.com, a company housed in Luxembourg. EBUX has no other subsidiaries.

Liabilities. As of the date hereof, EBUX has no liabilities, including without limitation, liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties). Further, EBUX has no accounts payable and no contingent liabilities, direct or indirect, matured or unmatured, with the sole exception of a note payable to a shareholder in the amount of $79,222 and accrued expenses of $44,877.

Information. The information concerning EBUX as set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Options and Warrants. There are no existing options, warrants, calls or commitments of any character to which EBUX is a party and by which it or its securities are bound and there are no shares of EBUX which are not as yet issued pursuant to the exercise of any option, warrant or other commitment except as required under the terms of this Agreement.

Absence of Certain Changes or Events. Except as described herein, EBUX has not: (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, which option, warrant or other right has not been cancelled as of the date hereof; or (ii) borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability, absolute or contingent.

Title and Related Matters.   As of the date hereof and except as
disclosed herein, EBUX owns no real, personal or intangible property.

Litigation and Proceedings. There are no actions, suits or proceedings pending or, to the best of EBUX's or David R. Miller's knowledge and belief, threatened by or against or affecting EBUX, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of EBUX. EBUX does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Contracts.  As of the date hereof:

           (a) there are no material contracts, agreements, franchises, license agreements, or other commitments to which EBUX is a party.

           (b) EBUX is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as EBUX can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of EBUX;

           (c)   EBUX is not a party to any material oral or written:
      (i) contract for the employment of any officer or employee;
      (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money;
      (iv) guaranty of any obligation for the borrowing of money or otherwise; (v) consulting or other similar contract;
      (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of EBUX; and

           (d) EBUX is not bound by the letter of intent with Laxford Finance.

Governmental Authorizations. To the best of EBUX's and David R. Miller's knowledge, EBUX has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by EBUX of the transactions contemplated hereby.

Compliance With Laws and Regulations. To the best of EBUX's and David R. Miller's knowledge and belief, EBUX has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of EBUX or would not result in EBUX's incurring any material liability. Further, EBUX is, as of the date of this Agreement, a "reporting company" under Section 12 of the Securities Exchange Act of 1934, as amended, and is current in filing all reports required to be filed pursuant to said Act except as has been disclosed in writing to 3838421.

Approval of Agreement The board of directors of EBUX have authorized the execution and delivery of this Agreement by EBUX and have approved the transactions contemplated hereby.

Labor Relations. EBUX has never had a work stoppage resulting from labor problems. EBUX has no employees other than its officers and directors.

Previous Sales of Securities. Since inception, EBUX has sold 8,500,000 common shares to investors in reliance upon applicable exemptions from the registration requirements under the laws of the United States and all such sales were made in accordance with the laws of said jurisdictions.

Further Assurances. EBUX and David R. Miller are jointly and severally obligated to provide to 3838421 within 10 business days of the date hereof:
  - a copy of the Form D prepared in conjuction with the offering of shares in December of 1998 pursuant to Rule 504;
  -  a copy of the letter of intent with Laxford Finance;
  - an opinion of counsel acceptable to 3838421 that the shareholder action taken on April 5, 2000, complied with Florida law; and
  - signed resignations, or as the case may be, resolutions indicating the dismissal of Messrs. Burke, Buffone, Burns and Dahmata.

SEC Filing. EBUX and David R. Miller are jointly and severally obligated to provide to 3838421 within 45 business days of the date hereof, certification that they have caused at their own expense, EBUX to comply with Rule 14(c) promulgated under the Securities and Exchange Act of 1934 as it relates to shareholder action taken on April 5, 2000, including the preparation of and the filing of Schedule 14C with the Securities and Exchange Commission and the answering of any comments made by the Securities and Exchange Commission staff in connection therewith.